Exhibit (h)(3)(ii) and (iii)


                          NEUBERGER BERMAN EQUITY FUNDS
                                  ADVISOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A



SERIES
------

Neuberger Berman Fasciano Fund

Neuberger Berman Focus Fund

Neuberger Berman Genesis Fund

Neuberger Berman Guardian Fund

Neuberger Berman Manhattan Fund

Neuberger Berman Millennium Fund

Neuberger Berman Partners Fund


Dated:  May 1, 2002

                          NEUBERGER BERMAN EQUITY FUNDS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B


               Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Administration Agreement shall be:

         (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Advisor Class of each Series;

         (2) For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.34% per annum of the average daily net assets of the Advisor Class of said Series; plus in each case

         (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.




DATED: December 16, 2000